Exhibit 10.11

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$5,875,000.00	11-09-2007	12-01-2017	75101054	CLS 52 / 810		568

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item. Any item above containing “****” has been omitted due to text length limitations.

Borrower:	EACO Corporation, a Florida corporation	Lender:	COMMUNITY BANK
	1500 N. Lakeview Avenue		REAL ESTATE GROUP
	Anaheim, CA 92807		790 EAST COLORADO BOULEVARD
PASADENA, CA 91101
(800) 788-9999

Principal Amount: $5,875,000.00	Interest Rate: 7.000%	Date of Note: November 9, 2007

PROMISE TO PAY. EACO Corporation, a Florida corporation (“Borrower”) promises to pay to COMMUNITY BANK (“Lender”), or order, in lawful money of the United States of America, the principal amount of Five Million Eight Hundred Seventy-five Thousand & 00/100 Dollars ($5,875,000.00), together with interest at the rate of 7.000% on the unpaid principal balance from November 9, 2007, until paid in full. The interest rate may change under the terms and conditions of the “INTEREST AFTER DEFAULT” section.

PAYMENT. Borrower will pay this loan in 119 regular payments of $39,657.89 each and one irregular last payment estimated at $5,114,917.84. Borrower’s first payment is due January 1, 2008, and all subsequent payments are due on the same day of each month after that. Borrower’s final payment will be due on December 1, 2017, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied to any accrued unpaid interest; then to principal; then to late charges; then to any unpaid collection costs. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all payments will be applied as invoiced, so any payment received prior to the due date will result in an invoice the succeeding month that is calculated to include a partial interest credit. Conversely, if a payment is received after the due date, the succeeding month’s invoice will reflect a higher accrued interest amount than would otherwise be due if the payment had been made and applied on the due date. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

PREPAYMENT FEE; MINIMUM INTEREST CHARGE. In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $500.00. Upon prepayment of this Note, Lender is entitled to the following prepayment fee: Upon prepayment of this note. Lender is entitled to the following prepayment fee; Five percent (5.00%] of the principal balance prepaid from 11/09/2007 up to and including 11/30/2008; Four percent (4.00%) of the principal balance prepaid from 12/01/2008 up to and including 11/30/2009; Three percent (3.00%] of the principal balance prepaid from 12/01/2009 up to and including 11/30/2010; Two percent (2.00%] of the principal balance prepaid from 12/01/2010 up to and including 11/30/2011; One percent [1.00%) of the principal balance prepaid from 12/01/2011 up to and including 11/30/2013; No prepayment penalty will be assessed from 12/01/2013 up to and including maturity of the loan. Other than Borrower’s obligation to pay any minimum interest charge and prepayment fee. Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: COMMUNITY BANK, Loan Operations Center, Post Office Box 54477 Los Angeles, CA 90054.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $25.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, the interest rate on this Note shall, If permitted under applicable law, immediately increase by 5.000 percentage points.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

Environmental Default. Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in any environmental agreement executed in connection with any loan.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or

PROMISSORY NOTE
Loan No: 75101054	(Continued)	Page 2

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $15.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instruments listed herein:

(A) a Deed of Trust dated November 9, 2007, to a trustee in favor of Lender on real property located in Los Angeles County, State of California. That agreement contains the following due on sale provision: Lender may, at Lender’s option, declare immediately due and payable all sums secured by the Deed of Trust upon the sale or transfer, without Lender’s prior written consent, of all or any part of the Real Property, or any interest in the Real Property. A “sale or transfer” means the conveyance of Real Property or any right, title or interest in the Real Property; whether legal, beneficial or equitable; whether voluntary or involuntary; whether by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest with a term greater than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Real Property, or by any other method of conveyance of an interest in the Real Property. If any Borrower is a corporation, partnership or limited liability company, transfer also includes any change in ownership of more than twenty-five percent (25%) of the voting stock, partnership interests or limited liability company interests, as the case may be, of such Borrower. However, this option shall not be exercised by Lender if such exercise is prohibited by applicable law.

(B) an Assignment of All Rents to Lender on real property located in Los Angeles County, State of California.

INTEREST RATE REDUCTION. Borrower and Lender acknowledge and agree that Borrower now maintains or will maintain its primary banking relationship, including its primary deposit account relationship (“Primary Banking Relationship”), with Lender. As a result of such Primary Banking Relationship. Lender is willing to reduce the Interest Rate (as defined above) payable to Lender. So long as Borrower maintains its Primary Banking Relationship with Lender, the Interest Rate shall be reduced by One percent (1.00%) (the “Rate Reduction”) to Six percent (6.00%]. As a result of the Rate Reduction, principal and interest payments of Thirty Five Thousand Six Hundred Eighty Five and 04/100 Dollars ($35,685.04] shall be initially due and payable in accordance with the terms of this Note. In the event Borrower ceases to maintain its Primary Banking Relationship with Lender (as determined by Lender in its sole discretion), the Rate Reduction shall no longer be in effect and the full Interest Rate set forth above shall be thereafter payable, at Lender’s option, following a five (5) day written notice to the Borrower. The principal and interest payments due after such notice is given to Borrower shall thereafter be that amount set forth above in the Payment section of this Note.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy(ies) should be sent to us at the following address: COMMUNITY BANK Loan Operations Center P.O. Box 54477 Los Angeles, CA 90054.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

EACO CORPORATION, A FLORIDA CORPORATION

By:	/s/ Glen F. Ceiley
Glen F. Ceiley, Authorized Officer of EACO Corporation, a Florida corporation